Exhibit 10.4

FTD COMPANIES, INC.

RESTRICTED STOCK UNIT ISSUANCE AGREEMENT

RECITALS

A.                                    The Board has adopted the FTD Companies, Inc. Amended and Restated 2013 Incentive Compensation Plan (the “Plan”), for the purpose of retaining the services of selected Employees and consultants, non-employee Board members and other independent advisors who provide services to the Corporation (or any Parent or Subsidiary).

B.                                    The Participant is a member of the Board, and this Agreement is executed pursuant to, and is intended to carry out the purposes of, the Plan in providing a meaningful incentive for the Participant to continue to serve as a Board member.

C.                                    All capitalized terms in this Agreement shall have the meaning assigned to them in the Plan unless otherwise defined in this Agreement, including on Appendix A attached hereto.

NOW, THEREFORE, it is hereby agreed as follows:

1.              Grant of Restricted Stock Units.  The Corporation has awarded to the Participant, as of the Award Date, Restricted Stock Units under the Plan. Each Restricted Stock Unit represents the right to receive one share of Common Stock on the applicable issuance date following the vesting of that Restricted Stock Unit. The number of shares of Common Stock subject to the awarded Restricted Stock Units, the applicable vesting schedule for the Restricted Stock Units, the dates on which those vested Restricted Stock Units shall become payable to the Participant and the remaining terms and conditions governing the award (the “Award”) shall be as set forth in this Agreement.

AWARD SUMMARY

Award Date:	<Grant Date>

Number of Restricted Stock Units Subject to Award:	<Shares Granted> Restricted Stock Units

Vesting Schedule:

The Restricted Stock Units shall vest in full upon the Participant’s continued service as a Board member through                         (the “Vesting Date”). The Restricted Stock Units shall also be subject to accelerated vesting in whole or in part in accordance with the provisions of Paragraphs 4 and 6 of this Agreement.

Issuance Schedule:

Each Restricted Stock Unit in which the Participant vests in accordance with the foregoing vesting provisions shall be issued in compliance with Section 409A of the Code. Accordingly, the Restricted Stock Units in which the Participant vests on the Vesting Date shall be settled in shares of Common Stock on that date or as soon thereafter as administratively practicable, but in no event later than 30 days after the Vesting Date. Any Restricted Stock Units or amounts which vest pursuant to the acceleration provision of either Paragraph 4 or Paragraph 6 of this Agreement shall be settled in shares of Common Stock on the earlier of:

(i)  the Vesting Date or as soon thereafter as administratively practicable, but in no event later than 30 days after the Vesting Date;

(ii)  the date of the Participant’s Separation from Service, or as soon thereafter as administratively practicable, but in no event later than 30 days after the Participant’s Separation from Service; and

(iii)  if the Restricted Stock Units vest upon a Change in Control, the effective date of a Change in Control or as soon as administratively practicable thereafter, but in no event later than three (3) business days following such effective date, if that transaction also qualifies as a change in control event under Code Section 409A and the Treasury Regulations thereunder (in the absence of such a qualifying change in control, the distribution shall not be made until the date or dates on which those amounts are otherwise to be distributed under (i) or (ii) above).

The date on which the Restricted Stock Units are to be settled in accordance with the foregoing is hereby designated the “Issuance Date.”

2.              Limited Transferability.  Prior to the vesting of the Restricted Stock Units and actual receipt of the underlying shares of Common Stock paid hereunder, the Participant may not transfer any interest in the Award or the underlying shares of Common Stock. Any Restricted Stock Units that vest hereunder but which otherwise remain unpaid at the time of the Participant’s death may be transferred pursuant to the provisions of the Participant’s will or the laws of inheritance or to the Participant’s designated beneficiary or beneficiaries of this Award. The Participant may also direct the Corporation to re-issue the stock certificates for any shares of Common Stock that were issued under the Award during his or her lifetime to one or more designated family members or a trust established for the Participant and/or his or her family members. The Participant may make such a beneficiary designation or certificate directive at any time by filing the appropriate form with the Plan Administrator or its designee.

3.              Cessation of Service.  Except as otherwise provided in Paragraphs 4 and 6 below, should the Participant cease to serve as a Board member for any reason prior to vesting in the Restricted Stock Units subject to this Award, then the awarded Restricted Stock Units will be immediately cancelled with respect to those unvested Restricted Stock Units, and the Participant shall thereupon cease to have any right or entitlement to receive any shares of Common Stock under those cancelled Restricted Stock Units.

4.              Accelerated Vesting.

(a)                                 Should the Participant cease to serve as a Board member by reason of death or Permanent Disability, then all of the Restricted Stock Units at the time subject to this Award shall immediately vest in full.

(b)                                 Should the Participant voluntarily resign from the Board under circumstances that would not otherwise trigger the vesting acceleration provisions of Paragraph 4(a) or Paragraph 6, then the Participant shall immediately vest in the number of Restricted Stock Units in which the Participant would have been vested at the time of such resignation had the Restricted Stock Units subject to this Award vested in a series of successive equal monthly installments over the duration of the Vesting Schedule.

(c)                                  Any Restricted Stock Units which become vested pursuant to Paragraph 4 by reason of the Participant’s cessation of Service shall be distributed to the Participant pursuant to Paragraph 1.

5.              Stockholder Rights and Dividend Equivalents

(a)                                 The holder of this Award shall not have any stockholder rights, including voting or dividend rights, with respect to the Restricted Stock Units subject to this Award until the Participant becomes the record holder of the underlying shares of Common Stock following their actual issuance.

(b)                                 Notwithstanding the foregoing, should any dividend or other distribution, whether regular or extraordinary, payable in cash or other property (other than shares of Common Stock) be declared and paid on the outstanding Common Stock while one or more Restricted Stock Units remain subject to this Award (i.e., shares are not otherwise issued and outstanding for purposes of entitlement to the dividend or distribution), then the following provisions shall govern the Participant’s interest in that dividend or distribution:

(i)                                     If the dividend is a regularly-scheduled cash dividend on the Common Stock, then the Participant shall be entitled to a current cash distribution from the Corporation equal to the cash dividend the Participant would have received with respect to the Restricted Stock Units at the time subject to this Award had the underlying shares of Common Stock actually been issued and outstanding and entitled to that cash dividend. Each cash dividend equivalent payment under this subparagraph (i) shall be paid within five (5) business days following the payment of the actual cash dividend on the outstanding Common Stock.

(ii)                                  For any other dividend or distribution, a special book account shall be established for the Participant and credited with a phantom dividend equivalent to the actual dividend or distribution which would have been paid on the underlying shares of Common Stock at the time subject to this Award had they been issued and outstanding and entitled to that dividend or distribution.  As the Restricted Stock Units subsequently vest hereunder, the phantom dividend equivalents so credited to those Restricted Stock Units in the book account shall also vest, and those vested dividend equivalents shall be distributed to the Participant (in the same form the actual dividend or distribution was paid to the holders of the Common Stock entitled to that dividend or distribution) concurrently with the issuance of the vested Restricted Stock Units to which those phantom dividend equivalents relate.  In no event, however, shall any such phantom dividend equivalents vest or become distributable unless the Restricted Stock Units to which they relate vest in accordance with the terms of this Agreement.

6.              Change in Control.

(a)                                 Any Restricted Stock Units subject to this Award at the time of a Change in Control may be assumed, converted or replaced by the successor entity (or parent thereof) or otherwise continued in full force and effect or may be replaced with a cash program of the successor entity (or parent thereof) on terms as required under the Plan (a “Replacement Award”).  In the event of such Replacement Award, no accelerated vesting of the Restricted Stock Units (the “Replaced Award”) shall occur at the time of the Change in Control.  Notwithstanding the foregoing, no such cash program shall be established for the Replaced Award to the extent such program would otherwise be deemed to constitute a deferred compensation arrangement subject to the requirements of Code Section 409A and the Treasury Regulations thereunder.

(b)                                 For purposes of this Agreement, a “Replacement Award” means an award: (i) of the same type (e.g., time-based restricted stock units) as the Replaced Award; (ii) that has a value at least equal to the value of the Replaced Award; (iii) that relates to publicly traded equity securities of the Corporation or its successor in the Change in Control or another entity that is affiliated with the Corporation or its successor following the Change in Control; (iv) if the Participant holding the Replaced Award is subject to U.S. federal income tax under the Code, the tax consequences of which to such Participant under the Code are not less favorable to such Participant than the tax consequences of the Replaced Award; and (v) the other terms and conditions of which are not less favorable to the Participant holding the Replaced Award than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change in Control).  A Replacement Award may be granted only to the extent it does not result in the Replaced Award or Replacement Award failing to comply with or be exempt from Section 409A of the Code.  Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the two preceding sentences are satisfied.  The determination of whether the conditions of this Paragraph 6(b) are satisfied will be made by the Plan Administrator, as constituted immediately before the Change in Control, in its sole discretion.

(c)                                  In the event of a Replacement Award, the Replaced Award shall be adjusted immediately after the consummation of the Change in Control so as to apply to the number and class of securities into which the shares of Common Stock subject to the Replaced Award immediately prior to the Change in Control would have been converted in consummation of that Change in Control had those shares of Common Stock actually been issued and outstanding at that time. To the extent the actual holders of the outstanding Common Stock receive cash consideration for their Common Stock in consummation of the Change in Control, the successor entity (or parent thereof) may, in connection with the Replacement Award at that time, but subject to the Plan Administrator’s approval prior to the Change in Control, substitute one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per share of Common Stock in the Change in Control transaction, provided the substituted common stock is readily tradable on an established U.S. securities exchange.

(d)                                 Any Replacement Award shall be subject to accelerated vesting in accordance with the following provisions:  If an Involuntary Termination of the Participant’s Service

occurs within twelve (12) months after the Change in Control event, then the Participant shall immediately vest in the Replacement Award.  In the event of a replacement cash program under Paragraph 6(a), the foregoing provisions shall be applied to the proceeds of such replacement program attributable to the Replaced Award had the Award been assumed or otherwise continued in effect.

(e)                                  If no Replacement Award is provided, then the Restricted Stock Units shall vest immediately prior to the closing of the Change in Control.  The vested Restricted Stock Units shall be converted into the right to receive for each such Restricted Stock Unit the same consideration per share of Common Stock payable to the other stockholders of the Corporation in consummation of that Change in Control.

(f)                                   This Agreement shall not in any way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.  Additionally, if a Replacement Award is provided, notwithstanding anything in this Agreement to the contrary, any outstanding Restricted Stock Units that at the time of the Change in Control are not subject to a “substantial risk of forfeiture” (within the meaning of Section 409A of the Code) will be deemed to be vested at the time of such Change in Control.

7.              Adjustment in Shares.  The total number and/or class of securities issuable pursuant to this Award and the other terms of this Award shall be subject to adjustment upon certain corporate events as set forth in Article One, Section V(F) of the Plan.  The adjustments shall be made in such manner as the Plan Administrator deems appropriate, and those adjustments shall be final, binding and conclusive.

8.              Issuance of Shares of Common Stock.

(a)                                 On the applicable Issuance Date for the Restricted Stock Units which vest in accordance with the provisions of this Agreement, the Corporation shall issue to or on behalf of the Participant a certificate (which may be in electronic form) or provide for book entry for the shares of Common Stock to be issued on such date and shall concurrently distribute to the Participant any accrued phantom dividend equivalents with respect to those vested Restricted Stock Units.

(b)                                 Except as otherwise provided in Paragraph 6, the settlement of all Restricted Stock Units which vest under the Award shall be made solely in shares of Common Stock.  No fractional share of Common Stock shall be issued pursuant to this Award, and any fractional share resulting from any calculation made in accordance with the terms of this Agreement shall be rounded down to the next whole share of Common Stock.

9.              Compliance with Laws and Regulations. The issuance of shares of Common Stock pursuant to the Award shall be subject to compliance by the Corporation and the Participant with all applicable requirements of law relating thereto and with all applicable regulations of the Stock Exchange on which the Common Stock is listed for trading at the time of such issuance.

10.       Notices.  Any notice required to be given or delivered to the Corporation under the terms of this Agreement shall be in writing and addressed to the Corporation at its principal corporate offices, and directed to the attention of Stock Plan Administrator.  Any notice required to be given or delivered to the Participant shall be in writing and addressed to the Participant at the most current address then indicated for the Participant on the Corporation’s records or delivered electronically to the

Participant through the Corporation’s electronic mail system.  All notices shall be deemed effective upon personal delivery or delivery through the Corporation’s electronic mail system or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

11.       Governing Law.  The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware without resort to that state’s conflict-of-laws rules.

12.       Successors and Assigns.  Except to the extent otherwise provided in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Corporation and its successors and assigns and the Participant, the Participant’s assigns, the legal representatives, heirs and legatees of the Participant’s estate and any beneficiaries of the Award designated by the Participant.

13.       Construction.  This Agreement and the Award evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan.  All decisions of the Plan Administrator with respect to any question or issue arising under the Plan or this Agreement shall be conclusive and binding on all persons having an interest in the Award.

14.       No Impairment of Rights.  Nothing in this Agreement shall in any way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise make changes in its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.  In addition, this Agreement shall not in any way be construed or interpreted so as to affect adversely or otherwise impair the right of the Corporation or the stockholders to remove the Participant from the Board at any time in accordance with the provisions of applicable law.

15.       Code Section 409A.  It is the intention of the parties that the provisions of this Agreement comply with the requirements of Section 409A of the Code and, this Agreement shall be interpreted and applied in accordance with such intent.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first indicated above.

FTD COMPANIES, INC.

By:

Title:

PARTICIPANT

Name: <Participant Name>

Signature: <Electronic Signature>

APPENDIX A

The following definitions shall be in effect under the Agreement:

A.            Agreement shall mean this Restricted Stock Unit Issuance Agreement.

B.            Award shall mean the award of restricted stock units made to the Participant pursuant to the terms of this Agreement.

C.            Award Date shall mean the date the restricted stock units are awarded to the Participant pursuant to the Agreement and shall be the date indicated in Paragraph 1 of the Agreement.

D.            Involuntary Termination shall mean the termination of the Participant’s Service that occurs by reason of the Participant’s involuntary termination of Service by the Corporation for reasons other than Cause.

E.             Participant shall mean the person to whom the Award is made pursuant to the Agreement.

F.              Plan Administrator shall mean either the Board or a committee of the Board acting in its capacity as administrator of the Plan.

G.            Permanent Disability shall mean the inability of the Participant to perform his or her usual duties as a member of the Board by reason of any medically determinable physical or mental impairment which is expected to result in death or has lasted or can be expected to last for a continuous period of twelve (12) months or more.

H.           Separation from Service shall mean the Participant’s cessation of Service as determined in accordance with the applicable standards of the Treasury Regulations issued under Code Section 409A.